Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form N-2 of our report dated February 21, 2006, related to the consolidated financial statements as of December 31, 2005 and for the year then ended and consolidated schedule of investments as of December 31, 2005, and our report dated July 26, 2006 related to the senior securities table as of December 31, 2005 of Medallion Financial Corp. and Subsidiaries which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/  Weiser LLP

Weiser LLP

New York, New York

August 3, 2006